EXHIBIT 4.5

ELEVENTH AMENDMENT TO LOAN AGREEMENT

This ELEVENTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of November 26, 2004, among ASSOCIATED HYGIENIC PRODUCTS LLC, a Delaware limited liability company (“Borrower”), the Lenders signatory hereto, and WELLS FARGO FOOTHILL, INC. (formerly known as Foothill Capital Corporation), a California corporation, in its capacity as administrative agent (“Agent”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower, the Lenders and Agent have entered into that certain Amended and Restated Loan and Security Agreement dated as of March 14, 2001, as amended by that certain First Amendment to Loan Agreement effective as of May 28, 2001 , that certain Second Amendment to Loan Agreement effective as of July 5, 2001, that certain Third Amendment and Waiver to Loan Agreement dated as of September 10, 2001, that certain Fourth Amendment to Loan Agreement dated as of December 19, 2001, that certain Fifth Amendment to Loan Agreement dated as of April 17, 2002, that certain Sixth Amendment to Loan Agreement dated as of November 14, 2002, that certain Seventh Amendment to Loan Agreement dated as of June 19, 2003, that certain Eighth Amendment to Loan Agreement dated as of October 15, 2003, that certain Ninth Amendment to Loan Agreement dated as of March 29, 2004, and that certain Tenth Amendment dated as of May 17, 2004 (as amended and as the same may hereafter be modified, amended, restated or supplemented from time to time, the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lenders have agreed to make loans and other financial accommodations to Borrower from time to time; and

WHEREAS, Borrower has requested that certain terms and conditions of the Loan Agreement be amended; and

WHEREAS, Agent and the Lenders have agreed to amend the Loan Agreement on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Loan Agreement.

(a) Section 6.2 of the Loan Agreement, “Collateral Reporting”, is hereby amended and modified by amending and restating clause (c) of such Section in its entirety as follows:

“(c) (i) Inventory reports specifying each Borrower’s cost and the wholesale market value of its Inventory, by category, with additional detail showing additions to and deletions from the Inventory and (ii) in the event Excess Availability (after subtracting the amount of any payables of Borrower which are more than 60 days past due) is $2,000,000 or less at any time, a detailed list of all trade payables and royalty payments of Borrower aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto after the date of such event and until Borrower has demonstrated to the satisfaction of Agent that Borrower has maintained Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) of $2,000,000 or more for a period of 90 consecutive days after such event.”

(b) Section 6 of the Loan Agreement, “Affirmative Covenants”, is hereby amended and modified by adding the following Section to the end such Section:

“6.18 Eleventh Amendment Fee. No later than January 14, 2005, pay to Agent, for the benefit of the Lenders on a pro-rata basis, an amendment fee in the amount of $15,000, which fee shall be fully earned on November 26, 2004, and non-refundable when paid.”

(c) Section 7.8 of the Loan Agreement, “Payments, Prepayments and Amendments”, is hereby amended and modified by amending and restating such Section in its entirety as follows:

“7.8 Payments, Prepayments and Amendments.

(a) Make any payments of principal of, or interest or fees on, Subordinated Note A-2, Subordinated Note B, Subordinated Note A-3 or Subordinated Note A-4; provided, however, that:

(i) Borrower may refinance and pay in full the Subordinated Note A-2 with the proceeds of new subordinated debt provided by an Affiliate of Borrower on terms and conditions, and subject to a Subordination Agreement and other documents, in form and substance satisfactory to Agent;

(ii) Borrower may make regularly scheduled payments of principal on each of Subordinated Note A-3 and Subordinated Note A-4 if (i) no Event of Default has occurred and is continuing, and (ii) Borrower has demonstrated to the satisfaction of Agent that, after giving effect to each such payment, Excess Availability (after subtracting the amount of any payables of Borrower which are more than 60 days past due) is $10,000,000 or more; and

(iii) Borrower may make regularly scheduled payments of interest on each of Subordinated Note A-2, Subordinated Note A-3 and Subordinated Note A-4 if (i) no Event of Default has occurred and is continuing, and (ii) Borrower has demonstrated to the satisfaction of Agent that, after giving effect to each such payment, Excess Availability (after subtracting the amount of any payables of Borrower which are more than 60 days past due) is $2,000,000 or more;

notwithstanding the foregoing, however, in the event Excess Availability (after subtracting the amount of any payables of Borrower which are more than 60 days past due) is less than $2,000,000 at any time, Borrower may not make any regularly scheduled payments of interest on Subordinated Note A-2, Subordinated Note A-3 or Subordinated Note A-4 after such event unless and until Borrower has demonstrated to the satisfaction of Agent that Borrower has maintained Excess

Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) of $2,000,000 or more for a period of 90 consecutive days after such event.

(b) Except in connection with a refinancing permitted by Section 7.1(e), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower, other than the Obligations in accordance with this Agreement.

(c) Except in connection with a refinancing permitted by Section 7.1(e), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c) or (d).”

2. No Other Amendments or Waivers. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Borrower acknowledges and expressly agrees that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents. Borrower has no knowledge of any challenge to Agent’s or any Lenders’ claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

3. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof when, and only when, Agent shall have received:

(a) counterparts of this Amendment duly executed and delivered by Borrower and the Lenders; and

(b) such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

4. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower is a limited liability company organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Amendment and all other jurisdictions in which the failure to be so qualified reasonably could be expected to constitute a Material Adverse Change;

(b) The execution, delivery, and performance by Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, are within Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action and do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s members or any approval or consent of any Person under any material contractual obligation of Borrower;

(c) The execution, delivery, and performance by Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person;

(d) This Amendment and each other Loan Document to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

(e) No Default or Event of Default exists.

5. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

6. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to ‘“this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

7. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder. Borrower hereby acknowledges and agrees that Agent may, without prior notice to Borrower, charge such costs and fees to Borrower’s Loan Account pursuant to Section 2.6(d) of the Loan Agreement, which amounts shall constitute Advances under the Loan Agreement and shall accrue interest at the rate then applicable to Advances thereunder.

8. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia, and shall be construed, interpreted, performed and enforced in accordance therewith.

9. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:	ASSOCIATED HYGIENIC PRODUCTS LL

	By:	/s/ Owen Connelly
	Name:	Owen Connelly
	Title:	Vice President Finance & MIS

AGENT
and LENDER:	WELLS FARGO FOOTHILL, INC.
as Agent and a Lender

	By:	/s/ Kristy Loucks
	Name:	Kristy Loucks
	Title:	Vice President

CONSENT TO RELEASE OF LIENS AND EQUIPMENT SALE

This CONSENT TO RELEASE OF LIENS AND EQUIPMENT SALE (this “Consent”) is entered into as of November 26, 2004, among ASSOCIATED HYGIENIC PRODUCTS LLC, a Delaware limited liability company (“Borrower”), the Lenders signatory hereto, and FOOTHILL CAPITAL CORPORATION, a California corporation, in its capacity as administrative agent (“Agent”) for the Lenders (as defined below).

WITNESSETH:

WHEREAS, Borrower, the Lenders and Agent have entered into that certain Amended and Restated Loan and Security Agreement dated as of March 14, 2001, as amended by that certain First Amendment to Loan Agreement effective as of May 28, 2001, that certain Second Amendment to Loan Agreement effective as of July 5, 2001, that certain Third Amendment and Waiver to Loan Agreement dated as of September 10, 2001, that certain Fourth Amendment to Loan Agreement dated as of December 19, 2001, that certain Fifth Amendment to Loan Agreement dated as of April 17, 2002, that certain Sixth Amendment to Loan Agreement dated as of November 14, 2002, that certain Seventh Amendment to Loan Agreement dated as of June 19, 2003, that certain Eighth Amendment to Loan Agreement dated as of October 15, 2003, that certain Ninth Amendment to Loan Agreement dated as of March 29, 2004, and that certain Tenth Amendment to Loan Agreement dated as of May 17, 2004 (as amended and as the same may hereafter be modified, amended, restated or supplemented from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed to make loans and other financial accommodations to Borrower from time to time; and

WHEREAS, pursuant to Section 7.4 of the Loan Agreement, Borrower is permitted to dispose of Equipment included by Agent in the calculation of the Term Loan B Amount so long as the disposition is a Permitted Disposition and the proceeds of the disposition are used to repay the Term Loan as provided in such Section; and

WHEREAS, Borrower intends to sell the Nuova Red A-1 Machine located at its Oconto Falls, Wisconsin, facility and more fully described on Schedule A hereto (the “Nuova Equipment”) on a future date and use the proceeds of the sale for purposes other than the repayment of the Term Loan as required by Section 7.4 of the Loan Agreement (such sale, the “Equipment Sale”); and

WHEREAS, the sale of the Nuova Equipment is not a Permitted Disposition, and Borrower has requested that Agent and the Lenders consent to the Equipment Sale and release their Liens on the Nuova Equipment in anticipation of the Equipment Sale; and

WHEREAS, Agent and the Lenders have agreed to (a) consent to the Equipment Sale and (b) release their Liens on the Nuova Equipment, all on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement and further agree as follows:

1. Consent to Equipment Sale: Release of Liens.

(a) The Lenders authorize Agent to release any and all liens or security interests held by them pursuant to the Loan Agreement against the Nuova Equipment, so long as, prior to such release (a) Agent shall have received evidence that Guaranty Business Credit Corporation shall have terminated and released all of its Liens on the equipment more particularly described on Schedule B attached hereto (the “PCMC Equipment”), including, without limitation, evidence of the filing, in each office where Guaranty Business Credit Corporation filed a UCC-l Financing Statement naming the PCMC Equipment as collateral, of a Uniform Commercial Code Financing Statement Amendment terminating such UCC-l Financing Statement, and (b) the Lien granted to Agent by Borrower pursuant to the Loan Agreement shall be a first priority perfected Lien on the PCMC Equipment. Agent and the Lenders acknowledge that, as of the effective date of the satisfaction of the conditions set forth in this Section l(a), neither Agent nor the Lenders shall have a continuing right or interest in the Nuova Equipment.

(b) Agent and the Lenders here by consent to the Equipment Sale.

(c) Upon execution of this Consent by Borrower and satisfaction of the conditions set forth in Section l(a) hereof, Agent agrees to file such documents as Borrower may reasonably request, at Borrower’s expense, in order to release Agent’s Lien on the Nuova Equipment, including, without limitation, Uniform Commercial Code Financing Statement Amendments, as appropriate, for filing in each office where a UCC- 1 Financing Statement has been filed or other instruments are required to terminate the filings or recordings in favor of Agent with respect to the Nuova Equipment.

2. No Other Amendments or Waivers. The execution, delivery and effectiveness of this Consent shall not operate as a waiver of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Borrower acknowledges and expressly agrees that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents. Borrower has no knowledge of any challenge to Agent’s or any Lenders’ claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

3. Conditions Precedent to Effectiveness. This Consent shall become effective as of the date hereof when, and only when, Agent shall have received:

(a) counterparts of this Consent duly executed and delivered by Borrower and the Lenders; and

(b) such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

4. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower is a limited liability company organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Consent and all other jurisdictions in which the failure to be so qualified reasonably could be expected to constitute a Material Adverse Change;

(b) The execution, delivery, and performance by Borrower of this Consent and the Loan Documents to which it is a party are within Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action and do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s members or any approval or consent of any Person under any material contractual obligation of Borrower;

(c) The execution, delivery, and performance by Borrower of this Consent and the Loan Documents to which it is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person;

(d) This Consent and each other Loan Document to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(e) No Liens on the PCMC Equipment exist other than the Lien of Agent; and

(f) No Default or Event of Default exists.

5. Counterparts. This Consent may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Consent in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

6. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Consent and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder. Borrower hereby acknowledges and agrees that Agent may, without prior notice to Borrower, charge such costs and fees to Borrower’s Loan Account pursuant to Section 2.6(d) of the Loan Agreement, which amounts shall constitute Advances under the Loan Agreement and shall accrue interest at the rate then applicable to Advances thereunder.

7. Governing Law. This Consent shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia, and shall be construed, interpreted, performed and enforced in accordance therewith.

8. Loan Document. This Consent shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consent as of the day and year first written above.

BORROWER:	ASSOCIATED HYGIENIC PRODUCTS LLC

	By:	/s/ Owen Connelly
	Name:	Owen Connelly
	Title:	Vice President Finance & MIS

AGENT
and LENDER:	WELLS FARGO FOOTHILL, INC.
as Agent and a Lender

	By:	/s/ Kristy Loucks
	Name:	Kristy Loucks
	Title:	Vice President

SCHEDULE A

NUOVA EQUIPMENT

Location	Description	Serial Number
Oconto Falls, Wisconsin	1980’s Nuova Red Elastic Leg Adult Diaper Machine	N/A

SCHEDULE B

NUOVA EQUIPMENT

Location	Description	Serial Number
Marion, Ohio	1986 PCMC Adult Diaper Machine	6937